Exhibit 3

[*] indicates that a confidential portion of the text of this agreement has been omitted. The non-public information has been filed separately with the Securities and Exchange Commission.


                     SEVENTH AMENDMENT TO LICENSE AGREEMENT


     This Seventh Amendment to License Agreement (hereinafter "Amendment") is made and effective on November 10, 2004, among XOMA TECHNOLOGY LTD., a company organized and existing under the laws of Bermuda and having a place of business at 2910 Seventh Street, Berkeley, California 94710 and XOMA IRELAND LIMITED, a company organized and existing under the laws of Ireland and having a place of business at Shannon Airport House, Shannon, Co. Clare, Ireland (hereinafter collectively referred to as "CORPORATION"), and NEW YORK UNIVERSITY, a corporation organized and existing under the laws of the State of New York and having a place of business at 70 Washington Square South, New York, New York 10012 (hereinafter "NYU").

                                   WITNESSETH


     WHEREAS, CORPORATION's predecessor in interest and NYU entered into a certain agreement made and effective as of August 6, 1990, as amended and restated on September 1, 1993 and as subsequently amended on August 1, 1996, June 12, 1997, December 23, 1998, June 25, 1999 and January 25, 2000 (as so
amended and restated, the "Agreement"), pursuant to which, inter alia, CORPORATION's predecessor in interest undertook to sponsor the NYU Research Project (as such term is defined in the Agreement) and NYU granted to CORPORATION's predecessor in interest the License (as such term is defined in the Agreement); and

     WHEREAS, CORPORATION and NYU wish to amend the Agreement as specified herein;

     NOW, THEREFORE, in consideration of the premises and the covenants, conditions and promises set forth below, the parties hereto hereby agree as follows:

     1. Effect of Amendment. Except as expressly provided for herein, all terms and conditions of the Agreement shall remain in full force and effect.

     2. Certain Defined Terms. Terms which are defined in the Agreement shall have the same meanings when used in this Amendment, unless a different definition is given herein.

     3. Term of Agreement. Subsection 7.b. of the Agreement shall be, and hereby is, amended by replacing the word and numeral "fifteen (15)" in clause (i) with the word and numeral "[*]."

     4. Further Sublicenses. Subsection 7.c.(3) of the Agreement shall be, and hereby is, amended to read in its entirety as follows:

          the sublicensee may grant further sublicenses so long as such further sublicensees agree to the same terms and conditions herein as are applicable to the original sublicensee;


          5. Various Payment Terms.

          (a) The language of Subsection 9.a.(2) of the Agreement is hereby deleted and replaced in its entirety so that it reads as follows:

          (2) Non-refundable, milestone payments as follows: within forty five
          (45) days of the first approval by the United States Food & Drug Administration ("FDA") or the European Medicines Evaluation Agency ("EMEA"), as applicable, of a marketing application submitted by CORPORATION or its direct or indirect sublicensee relating to a Licensed Product for the treatment of each of the medical conditions referred to by Category (as defined below) in the table set forth below, the corresponding amounts in the table set forth below:

          ---------------- -------------------------- -------------------------
                             Amount Payable in the      Amount Payable in the
               Category      Event of FDA Approval      Event of EMEA Approval
          ---------------- -------------------------- -------------------------
          Category 1       $[*]                       $[*]
          ---------------- -------------------------- -------------------------
          Category 2       $[*]                       $[*]
          ---------------- -------------------------- -------------------------
          Category 3       $[*]                       $[*]
          ---------------- -------------------------- -------------------------
          Category 4       $[*]                       $[*]
          ---------------- -------------------------- -------------------------

          For purposes hereof, (A) "Category" shall mean Category 1, Category 2, Category 3 or Category 4, each of which are defined below and are mutually exclusive; (B) "Category 1" shall mean [*]; (C) "Category 2" shall mean [*]; (D) "Category 3" shall mean [*]; and (E) "Category 4" shall mean [*].


          (b) The language of Subsection 9.a.(3) of the Agreement is hereby deleted and replaced in its entirety so that it reads as follows:

          a royalty of [*] percent ([*]%) of the Net Sales of any Licensed Product described in Section 1.1(aa) or (bb) and sold by CORPORATION or its sublicensees (including CORPORATION Entity) for any diagnostic, prophylactic and/or therapeutic uses, for as long as CORPORATION maintains the License, except that if a Licensed Product described in

          Section 1.1(aa) or (bb) is covered solely by an NYU Patent having claims directed to the cDNA as described in Section 1.e.(i)(4) (including in circumstances where a third party is producing and selling a BPI Product by a manufacturing process using means other than such claimed cDNA), then the royalty owed by CORPORATION shall be reduced to [*] percent ([*]%).


          (c) The language of Subsection 9.a.(4) of the Agreement is hereby deleted and replaced in its entirety so that it reads as follows:

          a royalty of [*] percent ([*]%) of the Net Sales of any Licensed Product described in Section 1.1(cc) or (dd) and sold by CORPORATION or its sublicensees (including CORPORATION Entity) for any diagnostic, prophylactic and/or therapeutic uses, for as long as CORPORATION maintains the License, except that if a Licensed Product described in
          Section 1.1(cc) or (dd) is covered solely by an NYU Patent having claims directed to the cDNA as described in Section 1.e.(i)(4) (including in circumstances where a third party is producing and selling a BPI Product by a manufacturing process using means other than such claimed cDNA), then the royalty owed by CORPORATION shall be reduced to [*] percent ([*]%).


          (d) The language of Subsection 9.d. of the Agreement is hereby deleted and replaced in its entirety so that it reads as follows:

          Until such time as [*], the royalties otherwise due to NYU under
          Section 9.a.(3) and/or 9.a.(4) hereof, whichever is applicable, shall be reduced to [*] percent ([*]%) of the Net Sales of any Licensed Product (before giving effect to the provisions of Section 9.a.(3) or 9.a.(4), as the case may be, that, when applicable, would reduce such royalty to [*] percent ([*]%)) .


     6. Notice to Sublicensee; Ability to Cure. Subsection 13.c. of the Agreement shall be, and hereby is, amended by adding to the end thereof the following:

          So long as a valid sublicense hereunder remains in effect between CORPORATION and Zephyr Sciences Inc. ("Sublicensee"),

          (i) NYU shall provide written notice to Sublicensee (A) of any breach or default by CORPORATION hereunder at least 20 days prior to any termination of this Agreement by NYU for cause based on such breach or default and shall permit Sublicensee, in its sole discretion, to cure any such breach or default by CORPORATION hereunder within such 20-day notice period and (B) at least ten
               (10) days prior to any other termination of this Agreement by NYU. In the event Sublicensee does not exercise its right to cure as provided in clause (A) above or receives the notice provided for in clause (B) above, Sublicensee shall have the right (but not the obligation), exercisable only by written notice to NYU for a thirty (30) day period from the termination of this Agreement, to enter into a license agreement with NYU upon terms no less favorable to Sublicensee than the terms hereof then in effect, provided that at such time as Sublicensee is no longer obligated to pay CORPORATION royalties under the agreement between CORPORATION and Sublicensee that includes the sublicense hereunder (i) the royalty percentage payable to NYU under Subsections 9.a.(3) and 9.a.(4) of the Agreement (as specified in Paragraphs 5(b) and 5(c) of this Amendment) shall be [*] percent ([*]%) instead of [*] percent ([*]%); and (ii) the royalty percentage payable to NYU under Subsection 9.d of the Agreement (as specified in Paragraph 5(d) of this Amendment) shall be [*] percent ([*]%) instead of [*] percent ([*]%); and

          (ii) there shall be no amendment to the terms or conditions of this Agreement without the prior written consent of Sublicensee; provided, however, that adjustments in the financial terms favorable to CORPORATION may occur without Sublicensee's prior consent (so long as such adjustment does not diminish or contravene any rights of Sublicensee).

     7. Headings. The descriptive headings contained in this Amendment are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Amendment or the Agreement.

     8. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as follows:

NEW YORK UNIVERSITY                 XOMA TECHNOLOGY LTD.

By:     _________________________   By:    ______________________________
        Abram M. Goldfinger                 G. James Reynolds
        Executive Director,                 Director
        Industrial Liaison/
        Technology Transfer
                                    XOMA IRELAND LIMITED

                                    SIGNED by


                                    Alan Kane, Director,
                                    duly authorized for
                                    and on behalf of XOMA
                                    IRELAND LIMITED in
                                    the presence of:

                                    ___________________________